EX-35.1
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1123 - Servicer Compliance Statement
Transactions Listed With SEC

I, Anthony Renzi, Senior Vice President of CitiMortgage, Inc., certify that:

(a) A review of CitiMortgage, Inc. (the "Servicer") activities during the 12 month period ending December 31, 2012 ("Reporting Period") and of its performance under the applicable servicing agreement as identified on Schedule A has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the Reporting Period.


February 28, 2013

/s/ Anthony Renzi
Name: Anthony Renzi
Title: Senior Vice President, CitiMortgage, Inc.
Senior Officer in Charge of Servicing

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Schedule A
Transactions Listed with SEC 2012
Deals in full compliance


Investor/Bond Number     Security or Deal         Master  Servicer or Trustee
                                                  or Investor
77056                    REDWOOD TRUST-WL 44      WELLS FARGO BANK TRUSTEE